Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

ATHENEX, INC.

AND

IMMUNITYBIO, INC.

DATED JANUARY 7, 2022

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Other Defined Terms	5

ARTICLE II SALE AND TRANSFER OF ASSETS		6
2.1	Purchased Assets	6
2.2	Excluded Assets	7
2.3	Nonassignable Assets	7
2.4	Liabilities	8

ARTICLE III PURCHASE PRICE		8
3.1	The Purchase Price	8
3.2	Payment at Closing	9
3.3	Allocation of Purchase Price	9

ARTICLE IV CLOSING		9
4.1	Closing	9
4.2	Closing Actions and Deliveries	9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		10
5.1	Organization; Subsidiaries; Ownership	10
5.2	Due Authorization; No Conflict	10
5.3	Title to Assets; Condition; Sufficiency	11
5.4	Leased Real Property	11
5.5	Insurance	12
5.6	Governmental Authorizations	12
5.7	Compliance with Laws	12
5.8	Environmental Matters	12
5.9	Litigation	13
5.10	Assigned Contracts	13
5.11	Employees	13
5.12	No Broker	14
5.13	Employment Benefit Matters	14
5.14	Benchmark Items	15
5.15	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		15
6.1	Organization and Good Standing	15
6.2	Due Authorization; No Conflict	15
6.3	Litigation	16
6.4	No Brokers	16
6.5	Independent Investigation	16
6.6	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	16

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ARTICLE VII COVENANTS AND AGREEMENTS		16
7.1	Buyer’s Investigation	17
7.2	Consents of Third Parties; Governmental Authorizations	17
7.3	Actions Prior to Closing	17
7.4	Notification of Certain Matters	18
7.5	No Solicitation	18
7.6	Satisfaction of Closing Conditions	19
7.7	Further Assurances	19
7.8	Transfer of Warranties	19
7.9	Prorations	19
7.10	Employees	19
7.11	503B Agreement	20
7.12	Facility Records	21

ARTICLE VIII CONDITIONS TO PERFORMANCE BY BUYER PARTIES		21
8.1	Representations and Warranties	21
8.2	Covenants and Agreements	22
8.3	Compliance Certificate	22
8.4	Absence of Litigation	22
8.5	Consents and Authorizations	22
8.6	Other Closing Deliveries	22

ARTICLE IX CONDITIONS TO PERFORMANCE BY SELLER		23
9.1	Representations and Warranties	23
9.2	Covenants and Agreements	23
9.3	Compliance Certificate	23
9.4	Absence of Litigation	23
9.5	Consents and Authorizations	23
9.6	Other Closing Deliveries	23

ARTICLE X TERMINATION		24
10.1	Termination	24
10.2	Notice of Termination; Effect of Termination	24
10.3	Return of Documentation	25

ARTICLE XI INDEMNIFICATION		25
11.1	Survival of Representations and Warranties	25
11.2	Indemnification by Seller	25
11.3	Indemnification by Buyer	26
11.4	Indemnification Procedures	26
11.5	Other Indemnification Provisions	28
11.6	Insurance	28
11.7	Cooperation, Access to Documents and Information	29

ARTICLE XII GENERAL PROVISIONS		29
12.1	Expenses; Transfer Taxes	29

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12.2	Entire Agreement; No Third Party Beneficiaries; Amendment	29
12.3	Severability	29
12.4	Waiver	29
12.5	Public Announcements	30
12.6	Successors and Assigns	30
12.7	Specific Performance	30
12.8	Notice	30
12.9	Counterparts; Facsimile Signatures	31
12.10	Governing Law	31
12.11	Jurisdiction	32
12.12	Interpretation	32

SCHEDULES		II

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2022, by and between ATHENEX, INC., a Delaware corporation (“Seller”), and IMMUNITYBIO, INC., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller (formerly known as Kinex Pharmaceuticals, Inc) and Fort Schuyler Management Corporation (“FSMC”) entered into the Agreement for Medical Technology Research, Development, Innovation, and Commercialization Alliance Agreement dated May 1, 2015, as amended by (i) the First Amendment to the Agreement for Medical Technology Research, Development, Innovation, and Commercialization Alliance Agreement dated July 21, 2015, and (ii) the Second Amendment to the Agreement for Medical Technology Research, Development, Innovation, and Commercialization Alliance Agreement dated June 22, 2016 (collectively, the “Alliance Agreement”) which provided for, among other things, (i) the design and construction of a cGMP ISO Class 5 high potency pharmaceutical manufacturing facility located at 3805 Lakeshore Drive East, Dunkirk, New York (the “Manufacturing Facility”), to be owned by FSMC and leased to Seller, and (ii) certain commitments by Seller regarding hiring and investment at the Manufacturing Facility.

B. Following completion of the construction of the Manufacturing Facility, Seller and FSMC entered into the Fort Schuyler Management Corporation Lease, dated as of October 1, 2021 (the “Lease Agreement”), pursuant to which Seller leases from FSMC certain space encompassing approximately 409,000 square feet in the Manufacturing Facility and consisting of approximately 33.6 acres of real property, as more particularly described in the Lease Agreement (collectively, the “Leased Real Property”) and certain manufacturing equipment described in (or to be described in) the Lease Agreement (collectively, the “Leased Manufacturing Equipment”).

C. New York State Urban Development Corporation d/b/a Empire State Development Agreement (“ESD”) agreed to fund up to $200,000,000 for the design and construction of the Manufacturing Facility, pursuant to a Capital Grant Agreement, dated as of September 4, 2017, between ESD and Seller, as amended by the Capital Grant Agreement Amendment dated as of July 23, 2019.

D. Seller entered into various agreements with the County of Chautauqua Industrial Development Agency (“CCIDA”) with respect to the Manufacturing Facility, pursuant to which the CCIDA provides Seller with certain tax benefits, in exchange for certain payments by Seller to CCIDA and certain commitments by Seller regarding hiring and investment at the Manufacturing Facility and, in connection therewith, Seller and CCIDA entered into a lease - leaseback arrangement whereby Seller subleases the Manufacturing Facility to CCIDA, and CCIDA subleases the Manufacturing Facility back to Athenex.

E. Seller desires to sell, assign, and transfer to Buyer, and Buyer desires to acquire from Seller, certain assets and rights of Seller, and Buyer is willing to assume certain liabilities and obligations of Seller, relating to the Manufacturing Facility, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

Definitions.

1.1 Definitions. The following terms shall have the meanings ascribed to such terms in this Section 1.1.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to vote more that 50% of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are authorized or required to be closed in the State of New York.

“CCIDA Lease Agreements” means, collectively, (i) the Company Lease Agreement, dated as of October 1, 2021, between Seller and CCIDA, and (ii) the Agency Lease Agreement, dated as of October 1, 2021, between CCIDA and Athenex.

“Closing Date” means the date on which the Closing occurs.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease or license, whether written or oral, which pertains to such Person or any material assets of such Person.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the Environmental Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means all Laws relating to the protection of the environment and occupational health and safety.

“Environmental Matters” means collectively Environmental Claims, Environmental Laws, Environmental Notices, Environmental Release and/or Environmental Permits.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Governmental Authorizations required pursuant to Environmental Laws.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.

“Governmental Authority” means any domestic or foreign federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including without limitation, any bond, certificate of authority, accreditation, qualification, license, franchise, permit, order, registration, variance or privilege.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and (b) any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” under any applicable Environmental Law.

“Knowledge” means (i) with respect to Seller, the actual knowledge, after reasonable inquiry, of the Persons listed for Seller on Schedule 1.1, and (ii) with respect to Buyer, the actual knowledge, after reasonable inquiry, of the Persons listed for Buyer on Schedule 1.1.

“Law” means any foreign, federal, state or local law, treaty, constitution, statute, ordinance, common law, ruling or regulation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, title retention agreement, title defect, voting trust agreement, transfer restriction, community property interest, deed of trust, lease, proxy, lien, preemptive right, right of first offer or refusal or similar right or encumbrance.

“Material Environmental Liability” means each individual liability, claim or cause of action due to Environmental Matters in excess of $50,000.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Lien” means any (a) Liens for taxes not yet due and payable; (b) Liens that secure only Assumed Liabilities or that constitute Assumed Liabilities; (c) Liens to secure landlords, sub landlords, licensors or sub licensors under real estate leases or rental agreements, (d) Liens in favor of lessors under capitalized leases but only to the extent that such Liens encumber the equipment or other property leased pursuant thereto, (e) zoning, entitlement, building and other similar restrictions which would be shown by a current and accurate survey and are not violated by the current conduct of the business, or any local ordinances, codes, or regulations, (f) easements, covenants, rights of way, or other encumbrances, or restrictions, encroachments or matters, if any, that are of record or that would be shown on a current and accurate survey of the Leased Real Property, which do not materially interfere with the use and enjoyment of the Leased Real Property.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case, whether civil, criminal, administrative or investigative) initiated, commenced, conducted, heard, or pending by or before any Governmental Authority, arbitrator or mediator.

“SEC” means the U.S. Securities and Exchange Commission.

“Tax” or “Taxes” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable law, together with any interest, penalties or any other additions or increases.

“Transaction Documents” means this Agreement, the Bill of Sale, the Contract Assignments, and all other written agreements, documents and certificates listed as closing deliveries in Article VIII or Article IX, that are executed and delivered at Closing.

1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

503B Agreement	Section 7.11

Additional Facility Costs	Section 3.1

Agreement	Preamble

AIA Agreement	Section 7.2

Alliance Agreement	Recitals

Allocation Schedule	Section 3.3

Architect	Section 7.3

Assigned Contracts	Section 2.1(d)

Assumed Liabilities	Section 2.4(a)

Benefit Plan	Section 5.13(a)

Bill of Sale	Section 8.6(a)

Buyer	Preamble

Buyer Indemnitee	Section 11.2

Charges	Section 7.9

Claim	Section 11.4(a)

Closing	Section 4.1

Code	Section 5.13(b)

Contract Assignments	Section 8.6(b)

Deemed Acceptance	Section 11.4(a)

Design-Builder	Section 7.2

Dispute Notice	Section 11.4(a)

ESD	Recitals

Environmental Documents	Section 5.8(b)

ERISA	Section 5.13(b)

Excluded Assets	Section 2.2

Facility Costs	Section 3.1

Facility Employee	Section 5.11(a)

Facility Governmental Authorizations	Section 5.6

Facility Records	Section 2.1(h)

FSMC	Recitals

Fundamental Representations	Section 11.1

Indemnified Party	Section 11.4(a)

Indemnifying Party	Section 11.4(a)

Insurance Policy	Section 5.5

Lease Agreement	Recitals

Leased Manufacturing Equipment	Recitals

Leased Real Property	Recitals

Losses	Section 11.2

Manufacturing Facility	Recitals

Material Consents	Section 8.5

Non-assignable Asset	Section 2.3

Owned Personal Property	Section 2.1(b)

Party	Preamble

Purchase Price	Section 3.1

Purchased Assets	Section 2.1

Retained Liabilities	Section 2.4(b)

Seller	Preamble

Seller Indemnitee	Section 11.3

Seller Required Consents	Section 5.2(c)

Third Party Claim	Section 11.4(b)

Threshold	Section 11.5(b)

Transaction Proposal	Section 7.5

Transferred Employee	Section 7.10(a)

Transfer Taxes	Section 12.1

ARTICLE II

Sale and Transfer of Assets.

2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens other than Permitted Liens, all of the right, title and interest that Seller possesses in and to all of the following assets and properties (collectively, the “Purchased Assets”):

(a) Seller’s leasehold interest in the Leased Manufacturing Equipment (as more particularly described on Schedule 2.1(a), which shall be updated by the Parties within three (3) Business Days prior to the Closing) and the Leased Real Property, pursuant to the Lease Agreement;

(b) all tangible personal property, including computer hardware, manufacturing equipment, office equipment, accessories, machinery, furniture, and fixtures owned by Seller and located at the Manufacturing Facility (collectively, the “Owned Personal Property”), as more particularly set forth on Schedule 2.1(b) (which shall be updated by the Parties within three (3) Business Days prior to the Closing);

(c) all of Seller’s inventories and supplies located at the Manufacturing Facility on the Closing Date other than the raw materials and product inventory for 503B products;

(d) all of Seller’s rights under the Contracts (collectively, the “Assigned Contracts”) identified on Schedule 2.1(d) (which shall be updated by the Parties within three (3) Business Days prior to the Closing), subject to the provisions of Section 2.4(c));

(e) all of Seller’s rights relating to deposits and prepayments with respect to purchase orders or other Contracts included in the Assigned Contracts, as more particularly set forth on Schedule 2.1(e) (which shall be updated by the Parties within three (3) Business Days prior to the Closing);

(f) the Facility Governmental Authorizations, to the extent assignable;

(g) all warranties (express and implied) that continue in effect with respect to the Manufacturing Facility or any Purchased Asset (including, without limitation, warranties provided for under any Assigned Contract), to the extent assignable; and

(h) originals, or where not available, copies, of material documents and records of Seller, in Seller’s possession or control, relating specifically and solely to the Manufacturing Facility, the Purchased Assets, or the Assigned Contracts (the “Facility Records”).

2.2 Excluded Assets. Except as specifically included in the Purchased Assets described in Section 2.1, Buyer shall not acquire any other assets or properties (real, personal or mixed, tangible or intangible), of any kind or description of Seller or any Affiliate of Seller (collectively, the “Excluded Assets”).

2.3 Nonassignable Assets. Nothing in this Agreement, the Bill of Sale or the Contract Assignments or the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset (including any Assigned Contract or Facility Governmental Authorization) to Buyer which by its terms or by Law is not assignable or transferable without a consent or is cancelable by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such consent shall have been obtained or Law satisfied. Seller and Buyer shall obtain as expeditiously as possible any consent that may be required and satisfy any Law necessary to the assignment or transfer of a Nonassignable Asset to Buyer, and Seller shall take all such actions as may be necessary to effect the assignment or transfer of the Nonassignable Asset. Unless and until any such consent that may be required is obtained or Law satisfied, Seller shall establish an arrangement reasonably satisfactory to Buyer under which Buyer would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller’s obligations and reasonable expenses, any and all claims, rights and benefits of Seller against a third party thereto;

provided, that in no event shall Buyer be required to enter into any such arrangement with respect to any Nonassignable Asset for which a required consent is necessary or be required to incur any unreimbursed expenses in connection with such arrangement. Seller shall promptly pay over to Buyer all payments received by such Seller in respect of all Nonassignable Assets. If and when the applicable consents or approvals, the absence of which caused the deferral of transfer of any Nonassignable Asset pursuant to this Section, are obtained, the transfer of the applicable Nonassignable Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement.

2.4 Liabilities.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pursuant to the Bill of Sale and the Contract Assignments, as applicable, only the Liabilities of Seller under the Assigned Contracts arising, accruing, or required to be performed after the Closing Date (collectively, the “Assumed Liabilities”).

(b) Except for the Assumed Liabilities described in Section 2.4(a), Buyer shall not assume, nor shall it agree to pay, perform or discharge, any Liability of Seller or any Affiliate of Seller (collectively, the “Retained Liabilities”).

(c) The Parties acknowledge that the Alliance Agreement includes provisions relating to Seller’s corporate headquarters in Buffalo, New York, in addition to those relating to the Manufacturing Facility. Notwithstanding anything in this Agreement to the contrary, Seller shall retain all rights, liabilities, and obligations under the Alliance Agreement that relate specifically to Seller’s corporate headquarters located in the Coventus Building, 1001 Main Street, Buffalo, New York (none of which shall constitute part of the Assigned Contracts and all of which shall constitute Excluded Assets and Retained Liabilities, as applicable). In connection with the assignment of the Alliance Agreement and the request for FSMC’s consent to such assignment, Seller and Buyer shall negotiate with FSMC to amend, modify, or restate, in whole or in part, the Alliance Agreement as necessary and appropriate to bifurcate and allocate, as between Seller and Buyer, the respective rights, liabilities, and obligations thereunder between Seller (with respect to its corporate headquarters) and Buyer (with respect to the Manufacturing Facility).

ARTICLE III

Purchase Price.

3.1 The Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer for the Purchased Assets shall be an amount equal to (a) $38,165,366 (which for the avoidance of doubt reflects Facility Costs incurred to date inclusive of Seller’s current accounts payable) plus (b) the aggregate amount of Facility Costs incurred by Seller between December 18, 2021 and the Closing Date (the “Additional Facility Costs”), as agreed upon by Buyer and Seller prior to the Closing, provided, however, that the Purchase Price shall not exceed $40,000,000. Within three (3) Business Days prior to the Closing, Seller shall deliver to Buyer for its review and approval Seller’s calculation of the Additional Facility Costs (which calculation shall be consistent with Seller’s prior calculations of Facility Costs used for purposes of determining the Purchase Price) and, if Buyer disputes any amounts in such calculation, Buyer and Seller shall negotiate in good faith to resolve such dispute prior to the Closing. The Parties acknowledge that the Purchase Price shall reflect the aggregate amount of costs incurred by Seller prior to the Closing with respect to the design, development, construction, staffing, equipping, and operation of the Manufacturing Facility and the satisfaction of its obligations for the Manufacturing Facility under certain Assigned Contracts (collectively, “Facility Costs”). The Purchase Price shall be allocated among the Purchased Assets as set forth in Section 3.3, and shall be payable to Seller in accordance with the provisions of Section 3.2.

3.2 Payment at Closing. Subject to the terms and conditions of this Agreement, at Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to Closing.

3.3 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule determined pursuant to this Section (the “Allocation Schedule”). Buyer shall prepare and deliver to Seller a draft of the Allocation Schedule at least five (5) Business Days prior to the Closing. If, prior to the Closing, Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute prior to the Closing Date. If Seller fails to deliver such objection prior to the Closing, the Allocation Schedule provided by Buyer shall be final and binding for purposes of this Section. Seller and Buyer and their respective Affiliates shall report, act and file all tax returns in all respects and for all purposes consistent with the Allocation Schedule. No Party shall take any position in any tax matter (whether in audit, tax returns, or otherwise with any Governmental Authority) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

ARTICLE IV

Closing.

4.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such place as is agreed in writing by Buyer and Seller, or via electronic transmittal of documents, on a date designated by Buyer not later than five (5) Business Days after the date that the conditions set forth in Article VIII and Article IX have been satisfied or waived (other than conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other place or time as is mutually agreed upon by Buyer and Seller. For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date.

4.2 Closing Actions and Deliveries. All actions to be taken and all documents to be executed and delivered in connection with the consummation of the transactions provided for herein shall be in form and substance agreed upon by the Parties and their respective counsel. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

ARTICLE V

Representations and Warranties of Seller.

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), which representations and warranties are supplemented and qualified by the disclosures contained in the Schedules attached hereto that contains references to the representations and warranties to which the disclosures contained therein relate.

5.1 Organization; Subsidiaries; Ownership. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full right, power and authority to own, lease and operate all of its properties and assets and carry out its business as it is presently conducted.

5.2 Due Authorization; No Conflict.

(a) Seller has the corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action.

(b) This Agreement has been duly executed and delivered by Seller. This Agreement, and all other Transaction Documents executed or to be executed by Seller in connection herewith, constitute or, when executed and delivered, shall constitute a legal, valid and binding contract of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by General Enforceability Exceptions.

(c) Except for the consents, approvals and authorizations set forth in Schedule 5.2(c) (collectively, the “Seller Required Consents”), the execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Assigned Contract, (B) any other Contract to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (C) any Law, Governmental Authorization or Governmental Order applicable to Seller, the Purchased Assets, or the Assumed Liabilities; (ii) contravene the Organizational Documents of Seller; (iii) require Seller to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person; or (v) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets.

5.3 Title to Assets; Condition; Sufficiency.

(a) Except as set forth on Schedule 5.3(a), Seller has (and shall transfer to Buyer at the Closing) good title to all of the Owned Personal Property, free and clear of all Liens, except Permitted Liens.

(b) The Owned Personal Property and the Leased Manufacturing Equipment are in good working order, condition and repair, reasonable wear and tear excepted.

5.4 Leased Real Property.

(a) Schedule 5.4(a) contains a true, complete and accurate description of the Leased Real Property. Except for the CCIDA Lease Agreements, there are no subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than Seller) in possession of the Leased Real Property. Seller has made available to Buyer to Buyer true and correct copies of the Lease Agreement and the CCIDA Lease Agreements, and they have not been further amended. Seller has (and shall transfer to Buyer at Closing) a leasehold interest in the Leased Real Property, free and clear of all Liens, except Permitted Liens.

(b) Seller presently enjoys peaceful and undisturbed possession of the Leased Real Property. There is no pending or, to the Knowledge of Seller, threatened eminent domain taking affecting any portion of the Leased Real Property which shall interfere with the operation of the Leased Real Property. Except as set forth on Schedule 5.4(b), to the Knowledge of Seller, no event or condition currently exists which would create a legal or other impediment to the use of the Leased Real Property as currently used (or as intended to be used under the Lease Agreement), or would increase the additional charges or other sums payable by the tenant under the Lease Agreement (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Real Property).

(c) Seller has not received written notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Real Property.

(d) Each of the Lease Agreement and CCIDA Lease Agreements is in full force and effect and is binding and enforceable against Seller and, to the Knowledge of Seller, each of the other parties thereto, in accordance with its terms, except as enforcement may be limited by General Enforceability Exceptions. There has not been under the Lease Agreement or any CCIDA Lease Agreement any material breach or default by Seller or, to the Knowledge of Seller, by any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such material breach or default by Seller or, to the Knowledge of Seller, by any other party thereto. Seller has not received any written claim from any other party to the Lease Agreement or any CCIDA Lease Agreement that Seller has breached in any material respect any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder.

(e) All contractors who performed and completed work at the Leased Real Property pursuant to the AIA Agreement have been paid in full, except as set forth on Schedule 5.4(e).

(f) Except as set forth in the letter described on Schedule 5.10, the Manufacturing Facility is in good condition and repair, ordinary wear and tear excepted.

(g) Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty within the prior twelve (12) months.

(h) The Certificate of Occupancy for the Manufacturing Facility covers the entire Manufacturing Facility. Seller has used the Manufacturing Facility in compliance with such Certificate of Occupancy.

5.5 Insurance. Schedule 5.5 sets forth a description of the current insurance policies pertaining to the Leased Real Property maintained by Seller (each, an “Insurance Policy”). The description includes for each Insurance Policy the type of policy, policy number, name of insurer and expiration date. Seller has made available to Buyer true, accurate and complete copies of all such Insurance Policies, in each case, as amended or otherwise modified and in effect with respect to Seller.

5.6 Governmental Authorizations. Schedule 5.6 sets forth a list of all material Governmental Authorizations that Seller currently holds with respect to its lease, operation, and use of the Manufacturing Facility (the “Facility Governmental Authorizations”). Seller has not been a party to or subject to any Proceeding seeking to revoke, suspend or otherwise limit any Facility Governmental Authorization, and Seller has not received any written notice of any such Proceeding or any threat thereof. Each of the Facility Governmental Authorizations is valid and in full force and effect, and Seller is in compliance in all material respects with the terms of all of its Facility Governmental Authorizations.

5.7 Compliance with Laws. Seller is in compliance in all material respects with all applicable Laws relating to the lease, operation, or use of the Manufacturing Facility. Seller has not received any written notice from any Governmental Authority of any violation of any Law relating to the lease, operation, or use of the Manufacturing Facility.

5.8 Environmental Matters.

(a) Except as set forth on Schedule 5.8(a), (i) Seller has conducted its operations at the Leased Real Property in compliance with all applicable Environmental Laws and Environmental Permits, (ii) Seller has obtained, and has maintained in full force and effect, all Environmental Permits required for its operations at the Leased Real Property, (iii) Seller has managed and handled Hazardous Substances on the Leased Real Property in compliance with applicable Environmental Laws and Environmental Permits, (iv) there are no past, pending or, to the Knowledge of Seller, threatened claims or Proceedings pursuant to Environmental Laws against Seller, any of the Purchased Assets or, to the Knowledge of Seller, the Leased Real Property, and (v) to the Knowledge of Seller, there are no Hazardous Substance conditions at the Leased Real Property (x) in violation of applicable Environmental Laws or Environmental Permits or (y) for which investigation, remediation or other corrective action is required under Environmental Laws or Environmental Permits.

(b) Seller has provided or made available to Buyer all environmental reports in the possession or control of Seller (as more particularly set forth on Schedule 5.8(b)), all Environmental Permits, and other relevant, material environmental documentation

(“Environmental Documents”) pertaining to the Leased Real Property in the possession or control of Seller.

(c) The representations and warranties in this Section 5.8 are Seller’s sole representations and warranties with respect to all Environmental Matters, including matters involving Hazardous Substances.

5.9 Litigation. Except as set forth in Schedule 5.9, (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened (i) against Seller or affecting the Purchased Assets or the Manufacturing Facility or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions and, (b) there is no Governmental Order outstanding or, to the Knowledge of Seller, threatened (i) against Seller or affecting the Purchased Assets or the Manufacturing Facility, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

5.10 Assigned Contracts. Except as set forth on Schedule 2.1(d), Seller has made available to Buyer true and correct copies of each of the Assigned Contracts. Each of Assigned Contracts is in full force and effect and is binding and enforceable against Seller and, to the Knowledge of Seller, each of the other parties thereto, in accordance with its terms, except as enforcement may be limited by General Enforceability Exceptions. Except as set forth on Schedule 5.10, there has not been under any such Assigned Contract any material breach or default by Seller or, to the Knowledge of Seller, by any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such material breach or default by Seller or, to the Knowledge of Seller, by any other party thereto. Seller has not received any written claim from any other party to any Assigned Contract that Seller has breached in any material respect any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder.

5.11 Employees.

(a) Seller has made available to Buyer a true and complete list setting forth the name, position, salary or wage rate, commission status, date of hire, full- or part-time status, active or leave status and “exempt” or “non-exempt” status, for each employee or individual service provider of Seller who is assigned to work primarily at the Manufacturing Facility as of the date hereof (collectively, the “Facility Employees”), including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence. Seller is not party to any management, employment, consulting or other agreements or understandings with any Facility Employee providing for employment for a defined period of time or on an other than “at-will” basis.

(b) Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any Facility Employees. There has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, labor organizing, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller in respect of the Manufacturing Facility.

(c) Except as set forth in Schedule 5.11(c) there are no Proceedings against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Facility Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d) Seller is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices (including all Laws relating to terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of Facility Employees, working conditions, meal and break periods, privacy, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, leaves of absence and unemployment insurance), to the extent they relate to Facility Employees. All Facility Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Seller has not received any written notice alleging that it has failed to comply with any such Laws as it relates to the Facility Employees. There are no pending or, to the Knowledge of Seller, threatened Proceedings regarding any alleged misclassification of Facility Employees as independent contractors.

(e) Assuming Buyer’s compliance with Section 7.10, Seller has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN Act”) or similar state Law or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law.

(f) (i) All compensation, including wages, commissions and bonuses payable to any Facility Employees for services performed on or prior to the date hereof have been paid in full or accrued in Seller’s financial records. Seller has withheld all amounts required by Law or agreement to be withheld from the wages or salaries of Facility Employees and Buyer is not liable for any arrears of any Tax or penalties for Seller’s failure to comply with the foregoing.

5.12 No Broker. Neither Seller nor any Person acting on behalf of Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement

5.13 Employment Benefit Matters.

(a) Seller has provided to Buyer a summary of each material benefit, retirement, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Facility Employees or the beneficiaries or dependents of any such Persons, which is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any liability for premiums or benefits (each, a “Benefit Plan”).

(b) Each Benefit Plan complies in all material respects with all applicable Laws, including the Employee Retirement Income Security Act, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”).

(c) There is no Liability whatsoever with respect to, or in any way related to, any Benefit Plan, which the Buyer shall assume, or could reasonably be expected to assume (by operation of law or otherwise), as part of the transactions contemplated by this Agreement or otherwise.

5.14 Benchmark Items. Schedule 5.14 sets forth the status of Seller’s obligations to satisfy certain benchmark requirements as provided in the CCIDA Lease Agreements and the Alliance Agreement.

5.15 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE MANUFACTURING FACILITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

Representations and Warranties of Buyer.

Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), which representations and warranties are qualified by the information set forth in the reports, registrations, documents, filings, statements, schedules and submissions together with any required amendments thereto filed by Buyer with the SEC prior to the date of this Agreement.

6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Due Authorization; No Conflict.

(a) Buyer has all requisite power and authority to execute, deliver and perform this Agreement and all other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. This Agreement, and all other Transaction Documents executed or to be executed by Buyer in connection herewith, constitute or, when executed and delivered, shall constitute, a legal, valid and binding Contract of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by General Enforceability Exceptions.

(b) The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Contract to which Buyer is a party or by which Buyer’s assets are subject or by which Buyer is bound, or (B) any Law, Governmental Authorization or Governmental Order applicable to Buyer or Buyer’s assets or business; (ii) contravene the Organizational Documents of Buyer; (iii) require Buyer to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, or (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person.

6.3 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions. There is no Governmental Order outstanding against Buyer or its Affiliates or, to the Knowledge of Buyer, threatened which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

6.4 No Brokers. Neither Buyer, nor any Person acting on behalf of Buyer, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.5 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Manufacturing Facility, the Purchased Assets, and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, premises, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article V of this Agreement (including related portions of the Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Manufacturing Facility, the Purchased Assets, the Assumed Liabilities, or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Schedules).

6.6 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII

Covenants and Agreements.

7.1 Buyer’s Investigation.

(a) Prior to the Closing Date, Buyer shall be entitled, upon reasonable request and at its own expense, through its employees and representatives, including without limitation, its attorneys to perform a due diligence evaluation of the Manufacturing Facility, the Purchased Assets, and the Assumed Liabilities. Buyer shall be permitted reasonable access to the Leased Premises including, without limitation, the opportunity to observe and verify the Purchased Assets. Any such evaluation and review shall be conducted at reasonable times and under reasonable circumstances. Buyer agrees that any such evaluation or review shall not unreasonably interfere with the ongoing operations of Sellers and shall not involve any Phase II environmental investigations, any environmental sampling or any other invasive investigations or sampling. Seller shall cooperate with all reasonable requests and shall use reasonable efforts to cause its officers, employees, consultants, agents, accountants and attorneys to cooperate with such review and investigation. The furnishing of any information to Buyer or any investigation made by Buyer or its authorized representatives shall not operate as a waiver or otherwise affect, diminish or obviate the representations and warranties made in this Agreement by Seller and Buyer’s right to rely thereon.

(b) In the event this Agreement is terminated for any reason, upon the written request of Seller, Buyer shall promptly return to Seller or destroy, any such information in its possession and certify in writing to Seller that it has done so, subject to the provisions of Section 10.3. The provisions of this Section 7.1(b) shall survive the termination of this Agreement.

7.2 Consents of Third Parties; Governmental Authorizations. The Parties shall use best efforts to diligently pursue and secure, before the Closing Date, all Seller Required Consents, in each case in form and substance agreed upon by Buyer and Seller. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Seller Required Consents. Each of Buyer and Seller will comply with any reasonable additional requests for information by any Governmental Authority or other Person whose consent or approval is required for the Seller Required Consents. In addition, Buyer and Seller will cooperate in good faith with any Governmental Authority or other such Person and use reasonable efforts to undertake promptly any reasonable action required to complete lawfully the transactions contemplated by this Agreement. Buyer shall be responsible for and pay all fees and other charges that may be payable to any Governmental Authority for purposes of requesting or obtaining the Seller Required Consents, however, Seller shall be responsible for payment of any penalties, fines, levies, assessments or charges, related to violations by Seller, that are required or conditioned upon obtaining the Seller Required Consents. Seller shall be responsible for and pay all fees and other charges that may be payable to any Persons (other than Governmental Authorities) for purposes of requesting or obtaining the Seller Required Consents. If the Person identified as the “Design Builder” of Schedule 7.2 (“Design-Builder”) does not consent to the assignment of the AIA Document A141-2014 (Standard Form of Agreement between Owner and Design-Builder) dated as of December 29, 2017, between Seller and Design-Builder, as amended or supplemented (the “AIA Agreement”), to Buyer by the Closing Date, then Seller shall cooperate with Buyer to enforce any of Seller’s rights and obligations under the AIA Agreement post-Closing, at Buyer’s cost.

7.3 Actions Prior to Closing. During the period prior to the Closing Date, except as contemplated by this Agreement or except as approved in writing by Buyer, Seller shall (a) keep and maintain the Manufacturing Facility, the Leased Manufacturing Equipment, and the Owned Personal Property in good operating condition and repair subject to normal wear and tear; (b) maintain and comply in all material respects with (except for expiration due to lapse of time) all Assigned Contracts in effect without change, except those Assigned Contracts which expire or terminate by their terms or as otherwise expressly provided herein; (c) comply in all material respects with the provisions of all Laws applicable to the Manufacturing Facility and the Purchased Assets and its conduct of the Business; (d) not alter in any material respect the rate or basis of compensation of any of the Facility Employees other than in the ordinary course of business; (e) use commercially reasonable efforts to resolve the matters identified in Schedule 5.10; (f) not sign any sublease or license with respect to the Leased Real Property; (g) not amend the Lease Agreement or CCIDA Lease Agreements, or amend in any material respect any other Assigned Contract; (h) maintain insurance for the Leased Real Property (to the extent maintained by Seller as of the date of this Agreement), Owned Personal Property and Leased Manufacturing Equipment; (i) refrain from removing any items of Owned Personal Property or Leased Manufacturing Equipment (other than any obsolete items), unless such items are replaced with items of equal or greater value; (j) promptly inform Buyer of any written notices of default or violations that it receives related to the Leased Real Property, Manufacturing Facility or any Assigned Contracts; (k) not enter into any agreements with Design-Builder or the “Architect” identified on Schedule 7.2 (“Architect”) without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed; and (l) provide Buyer with the opportunity to attend all meetings and conference calls that Seller has with Design-Builder, Architect, FSMC, ESD, CCIDA or any Governmental Authority, to the extent such meetings or conference calls relate to the Purchased Assets, Assigned Contracts, or the Manufacturing Facility.

7.4 Notification of Certain Matters.

(a) From the date of this Agreement until the Closing Date, Seller shall give Buyer prompt written notice upon becoming aware of any material development that has had or could reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities, or any event or circumstance that has resulted in or could reasonably be expected to result in a breach of, or inaccuracy in, any representation or warranty contained in Article V or the failure of any conditions set forth in Article VIII; provided, however, that no such disclosure shall be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties of Seller set forth in this Agreement.

(b) Seller and Buyer shall agree to a schedule of regular contact during the period prior to Closing to update Buyer on any matters related to Section 7.3 or Section 7.4(a), and to keep a steady line of communication as it relates to Section 7.2. Seller shall update Buyer on a weekly basis regarding the status of (i) consummating Design-Builder’s obligations under the AIA Agreement, and (ii) any Governmental Authority requisitions and payments related to the Manufacturing Facility.

7.5 No Solicitation. From the date of this Agreement until the earlier of the Closing Date or the date of the termination of this Agreement pursuant to Article X, Seller shall not, and Seller shall not authorize or permit any officer, manager, employee, investment banker, attorney or other adviser or representative of Seller to: (i) continue discussions, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of persons other than Buyer and its Affiliates (a “Transaction Proposal”) to acquire all or any significant part of the Purchased Assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or (ii) enter into any agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

7.6 Satisfaction of Closing Conditions. Seller and Buyer shall, and shall cause their respective representatives to, use best efforts to take all of the actions necessary to consummate the transactions hereunder including delivering all the various certificates, documents and instruments described in Article VIII and Article IX hereto, as the case may be.

7.7 Further Assurances. From and after the Closing Date, upon the request of either Seller or Buyer, each of the Parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be commercially reasonable to carry out the transactions contemplated hereunder.

7.8 Transfer of Warranties. As of the Closing Date, to the extent assignable, Seller shall be deemed to have assigned to Buyer all of its right, title and interest in and to warranties (express and implied) that continue in effect with respect to any of the Purchased Assets or the Manufacturing Facility, and to have nominated Buyer as Seller’s true and lawful attorney to enforce such warranties against such manufacturers, and Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

7.9 Prorations. Personal property, ad valorem, use and intangible taxes and assessments, common area maintenance charges, utility charges and rental payments with respect to the Purchased Assets and the Leased Real Property (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller, on the one hand, and Buyer, on the other hand, as of the date of the Closing. Seller shall be liable for that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date.

7.10 Employees.

(a) Effective as of immediately before the Closing, Buyer shall offer employment, on an “at will” basis and on terms of employment substantially similar in the aggregate to the terms of employment currently provided by Seller, to all of Facility Employees; provided, that for purposes of determining whether such terms of employment are substantially similar in the aggregate, equity compensation, employee pension benefit plan as defined in Section 3(2) of ERISA, severance, retention, sale, stay or change in control payments or awards or any similar compensation or benefit will not be taken into account. Consistent with applicable Law, Seller shall provide Buyer access to the personnel records and personnel files of such Facility Employees, and shall provide such other information regarding the Facility Employees as Buyer may reasonably request. All Facility Employees who accept such offers of employment with Buyer are hereinafter referred to as the “Transferred Employees” and such acceptance of offers shall be effective immediately after the Closing.

(b) With respect to any benefit plans, programs, and arrangements of Buyer in which Transferred Employees participate after the Closing, Buyer shall use commercially reasonable efforts to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under Buyer’s health and welfare plans to the extent such limitations were waived or otherwise satisfied under the comparable benefit plans, (ii) recognize all service of Transferred Employees with Seller for purposes of eligibility to participate (but not benefit accruals), but only to the extent such service would be taken into account under a comparable benefit plan immediately prior to the Closing, and (iii) to the extent permitted by Buyer’s health and welfare plans, provide that, with respect to the year in which the Closing occurs, any year-to-date covered expenses incurred on or before the Closing by a Transferred Employee or a Transferred Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing under Buyer’s health and welfare plans.

(c) Seller shall be solely responsible for any Liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature owed to any Facility Employee (or the beneficiary of any such individual) whether or not such individual becomes a Transferred Employee, that arises out of or relates to the provision of services to or on behalf of, or the employment relationship between, Seller and any such individual or the termination of such relationship or provision of services on or before the Closing Date.

(d) For the purposes of the WARN Act and similar state and local laws, Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, employment loss, termination or severance of employment of any Facility Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 7.10(b) and that each such Facility Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable for any Liabilities relating to Buyer’s hiring of the Transferred Employees and relating to the employment of any Transferred Employees following the Closing.

(e) The provisions of this Section 7.10 are for the benefit of the Parties only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, or otherwise to limit the right of Buyer or Seller to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee). Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

7.11 503B Agreement. During the period prior to the Closing Date, the Parties shall negotiate in good faith with respect to the terms of a manufacturing agreement between the Buyer and the Seller (or an Affiliate or other designee thereof), in form and substance reasonably acceptable to Buyer and Seller, in respect of anticipated access to the Manufacturing Facility consistent with the needs of the 503B business, under which Buyer shall agree to manufacture at the Manufacturing Facility certain products, following the Closing Date (the “503B Agreement”).

7.12 Facility Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Facility Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Facility Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the Facility Records of Seller which relate to the business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Facility Records.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any Facility Records pursuant to this Section 7.12 where such access would violate any Law.

ARTICLE VIII

Conditions to Performance by Buyer Parties.

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Buyer in accordance with Section 12.4):

8.1 Representations and Warranties. Other than the Fundamental Representations of Seller, each of the representations and warranties of Seller contained in this Agreement and in any document, instrument or certificate delivered pursuant to this Agreement, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or true and correct in all material respects, (in the case of any representation or warranty not qualified by materiality), in either case, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time. The Fundamental Representations of Seller shall be true and correct in all respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

8.2 Covenants and Agreements. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

8.3 Compliance Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date, duly executed by an officer of Seller, certifying as to the satisfaction or the conditions set forth in Sections 8.1 and 8.2.

8.4 Absence of Litigation. No Proceeding shall be initiated, pending or threatened, verbally or in writing, nor shall there be any formal or informal inquiry by a Governmental Authority, which may result in a Governmental Order (nor shall there be any Governmental Order in effect) which would prevent consummation of any of the transactions contemplated hereunder.

8.5 Consents and Authorizations. All actions by (including any Governmental Authorization or consents of any other Persons) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the transactions contemplated hereunder, and identified in Schedule 8.5 (the “Material Consents”) shall have been obtained or made in a manner satisfactory in form and substance to Buyer.

8.6 Other Closing Deliveries. Seller shall deliver or shall cause to be delivered to Buyer the following:

(a) a Bill of Sale, Assignment and Assumption Agreement or similar document, in a form acceptable to Buyer and Seller (the “Bill of Sale”), duly executed by Seller;

(b) one or more Assignment and Assumption Agreements or similar documents, in a form acceptable to Buyer and Seller, with respect to the Assigned Contracts, including, without limitation, an assignment of the Lease Agreement in recordable form (collectively, the “Contract Assignments”), duly executed by Seller;

(c) an estoppel certificate, in form and substance reasonably acceptable to Buyer which does not reveal any default, duly executed by FSMC;

(d) an estoppel certificate, in form and substance reasonably acceptable to Buyer which does not reveal any default, duly executed by CCIDA;

(e) a certificate of good standing, as of a recent date, of Seller from the State of Delaware and the State of New York;

(f) New York Real Property Transfer Tax returns with respect to the Leased Real Property and the assignment of the Lease Agreement; and

(g) such other assignments and other instruments of transfer or conveyance, duly executed by Seller, as may be reasonably requested by Buyer to effect the sale, conveyance and delivery of the Purchased Assets and Assumed Liabilities to Buyer.

ARTICLE IX

Conditions to Performance by Seller.

The obligations of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Seller in accordance with Section 12.4):

9.1 Representations and Warranties. Other than the Fundamental Representations of Buyer, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or qualified by materiality) or true and correct in all material respects (in the case of any representation or warranty not qualified by materiality), in either case, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time. The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

9.2 Covenants and Agreements. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

9.3 Compliance Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date, duly executed by an officer of Buyer, certifying as to the satisfaction or the conditions set forth in Sections 9.1 and 9.2.

9.4 Absence of Litigation. No Proceeding shall be pending or threatened in writing which may result in a Governmental Order (nor shall there be any Governmental Order in effect) which would prevent consummation of any of the transactions contemplated hereunder.

9.5 Consents and Authorizations. All Material Consents shall have been obtained or made in a manner satisfactory in form and substance to Seller.

9.6 Other Closing Deliveries. Buyer shall deliver or shall cause to be delivered to Seller the following:

(a) payment of the Purchase Price, in accordance with Section 3.2;

(b) the Bill of Sale, duly executed by Buyer;

(c) the Contract Assignments, duly executed by Buyer;

(d) a certificate of good standing, as of a recent date, of Buyer from the State of Delaware; and

(e) such other bills of sale, assignments and other instruments of transfer or conveyance, duly executed by Buyer, as may be reasonably requested by Seller to effect the sale, conveyance and delivery of the Purchased Assets and Assumed Liabilities to Buyer.

ARTICLE X

Termination.

10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, if (i) any Governmental Authority having competent jurisdiction over any Party shall have issued a final Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order is or shall have become nonappealable or (ii) there shall be adopted any Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, the Party seeking to terminate this Agreement pursuant to clause (i) above shall not have initiated such Proceeding or taken any action in support of such Proceeding and shall have used its reasonable best efforts to challenge such order or other action;

(c) by Buyer, in the event of the inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or if Seller breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article VIII, (ii) cannot be or has not been cured within twenty (20) Business Days after the receipt of written notice thereof and (iii) has not been waived by Buyer; provided, that, the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available if, at the time of such purported termination, Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by Seller, in the event of the inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or if Buyer breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within twenty (20) Business Days after the receipt of written notice thereof and (iii) has not been waived by Seller; provided, that, the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available if, at the time of such purported termination, Seller has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement.

10.2 Notice of Termination; Effect of Termination.

(a) The Party desiring to terminate this Agreement pursuant to Sections 10.1(b) through 10.1(d) shall give written notice of such termination to the other Party in accordance with Section 12.8, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any Party to terminate this Agreement pursuant to Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, whether prior to or after the execution of this Agreement.

(b) In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect; provided, however, (i) the provisions of Section 7.1(b), Article X, Article XI and Article XII shall survive termination and (ii) any termination pursuant to Section 10.1 shall not relieve any Party of any Liability for breach of any representation, warranty, covenant or agreement hereunder occurring prior to such termination.

10.3 Return of Documentation. Following termination of this Agreement, (a) all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation hereof shall, to the extent practicable, be withdrawn from the Governmental Authority to which made and (b) Buyer shall return or destroy (and provide proof of such destruction of) all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) regarding Seller provided to Buyer or its representatives in connection with the transactions contemplated hereunder other than as reasonably necessary to enforce its rights under this Agreement. Notwithstanding the foregoing, Buyer shall be permitted to retain one copy of all such information and materials in its law department or with its outside legal counsel.

ARTICLE XI

Indemnification.

11.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of one year from the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1, 5.2(a), 5.2(b), 5.3(a), and 5.12, and Sections 6.1, 6.2(a), and 6.4 (collectively, the “Fundamental Representations”) shall survive the consummation of the transactions contemplated by this Agreement for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Seller to Buyer or from Buyer to Seller, as may be applicable, prior to the expiration of such survival period.

11.2 Indemnification by Seller. Subject to the terms and conditions of Section 11.4 and Section 11.5, Seller agrees to indemnify, defend and hold harmless Buyer and its successors and assigns (each a “Buyer Indemnitee”) from or against, for and in respect of, any and all damages, losses, obligations, Liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, costs, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any Buyer Indemnitee arising out of, based upon, in connection with or as a result of:

(a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

(b) the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(c) the Retained Liabilities;

(d) any Taxes relating to any period prior to Closing, arising out of the Purchased Assets or Assumed Liabilities, other than any Transfer Taxes that Buyer is responsible for under Section 12.1; or

(e) a bona fide Environmental Claim brought against Buyer by third parties who are not Affiliates of Buyer, and who are not otherwise acting on behalf of Buyer or as a result of solicitation by or on behalf of Buyer, that (i) is a Material Environmental Liability and (ii) pertains to the Leased Real Property and (A) pre-Closing Environmental Releases or (B) pre-Closing non-compliance with Environmental Laws; provided, however, that Seller’s indemnity obligation pursuant to this Section 11.2(e) shall expire on the date that is five years from the Closing Date, except that such time limitation shall not apply to Claims which have been asserted by Buyer and which are the subject of a written notice from Buyer to Seller prior to such expiration date.

11.3 Indemnification by Buyer. Subject to the terms and conditions of Section 11.4 and Section 11.5, Buyer hereby agree to indemnify, defend and hold harmless Seller and its successors and assigns (each a “Seller Indemnitee”) from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to by paid by any Seller Indemnitee arising out of, based upon, in connection with or as a result of:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement;

(b) the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by Buyer pursuant to this Agreement; or

(c) the Assumed Liabilities.

11.4 Indemnification Procedures.

(a) Any Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other Party hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any claim for indemnification hereunder (a “Claim”), provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. After an Indemnified Party has delivered a Claim requesting payment from an Indemnifying Party for any Losses, the Indemnifying Party shall, within thirty (30) days of receipt of such Claim, (i) pay to the Indemnified Party, in immediately available funds, the amount of Losses, or (ii) deliver to the Indemnified Party written notice (a “Dispute Notice”) advising the Indemnifying Party that it disputes the Claim. If, within thirty (30) days of receipt of a Claim, the Indemnifying Party fails to pay said amount to the Indemnified Party or deliver to the Indemnified Party a Dispute Notice the Indemnifying Party shall be deemed to have accepted and agreed to such Claim (a “Deemed Acceptance”) and the Indemnified Party may exercise any and all legal or equitable remedies available to the

Indemnified Party under this Agreement or otherwise with respect to such Losses. If, within such 30-day period following receipt of a Claim, the Indemnifying Party delivers a Dispute Notice with respect to the Indemnified Party’s Claim, the Indemnifying Party and the Indemnified Party agree that, prior to commencing any litigation or other proceedings against the other concerning such Claim, they will negotiate in good faith to resolve any dispute with respect to such Claim and to provide each other with all relevant information relating to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within thirty (30) days of the delivery of a Dispute Notice (or such longer period as the Parties may agree upon), the Indemnifying Party or the Indemnified Party may thereafter commence litigation or other proceedings to resolve such dispute. The successful Party in any such proceeding shall be entitled to reimbursement from the non-successful Party for any and all of the successful Party’s costs and expenses including, without limitation, reasonable attorneys’ fees, incurred in connection with such proceeding. Notwithstanding anything herein to the contrary, if any Claim relates to a Third Party Claim, the procedures of Section 11.4(b), Section 11.4(c) and Section 11.4(d) shall apply to such Third Party Claim.

(b) If such Claim relates to any Proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such Third Party Claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a Third Party Claim from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion in good faith, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

(iii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

provided, however, that no Indemnifying Party shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of such claim or litigation. Indemnified Party’s consent shall not be unreasonably withheld with respect to monetary matters and matters that are not likely to adversely affect the business operations or reputation of the Indemnified Party.

(c) In the event the Indemnifying Party does not elect, or is not entitled, to assume the defense of the Third Party Claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel of its own choosing, on behalf of and for the account and at the risk of the Indemnifying Party.

(d) Notwithstanding anything in this Section 11.4 to the contrary, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense and, to the extent such participation affects the Indemnified Party, the compromise or settlement of the Third Party Claim. In the event the Indemnifying Party undertakes defense of any Third Party Claim, the Indemnified Party, at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to the defense of such Claim.

11.5 Other Indemnification Provisions.

(a) Subject to the provisions of Section 11.5(c), (i) the aggregate maximum amount of all Losses for which Seller shall be liable pursuant to Section 11.2(a) related to Fundamental Representations shall not exceed the Purchase Price, and the aggregate maximum amount of all Losses for which Seller shall be liable pursuant to Section 11.2(a) related to all representations and warranties other than Fundamental Representations shall not exceed an amount equal to 15% of the Purchase Price.

(b) Subject to the provisions of 11.5(c), Seller shall not be obligated to provide any indemnification for Losses pursuant to Section 11.2(a) for claims for any inaccuracy in, or breach of, any representations and warranties (other than Fundamental Representations) unless the aggregate amount of Losses incurred by the Buyer Indemnitees with respect to such breaches of, or inaccuracies in, representations and warranties exceeds $200,000 (the “Threshold”), in which case Seller will be liable only for Losses in excess of the Threshold.

(c) The limitations set forth in Section 11.5(a) and Section 11.5(b) shall not apply to Losses arising as a result of any fraud or intentional misrepresentation by Seller with respect to this Agreement.

(d) The Parties acknowledge and agree that the indemnification provided in this Article XI is the exclusive remedy with respect to any Losses arising under or in connection with this Agreement; provided, however, that (i) any Party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after Closing, (ii) this Section 11.5(d) shall not apply with respect to any claim based on fraud or intentional breach of this Agreement, and (iii) nothing contained in this Agreement shall impair or limit in any way the rights or remedies available to any Party under or in respect of the other Transaction Documents.

(e) The Parties agree to treat any indemnity payments made pursuant to Sections 11.2 and 11.3 as an adjustment to the Purchase Price for all tax purposes.

11.6 Insurance. In calculating the amount of Losses recoverable from an Indemnifying Party, the amount of such Losses shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party in respect of the Losses net of (i) any deductible amounts and any reasonable costs and expenses actually incurred by the Indemnified Party in collecting such insurance proceeds, including reasonable attorneys’ fees, and (ii) any increase in insurance premiums reasonably attributable to insurance proceeds paid in respect of such Losses. If an Indemnified Party has been indemnified and made whole by the Indemnifying Party under this Agreement in respect of a Loss, and the Indemnified Party subsequently recovers any insurance proceeds in respect of such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party the amount of such indemnification payment that was subsequently recovered by such insurance proceeds, net of the adjustments described in the first sentence of this Section 11.6.

11.7 Cooperation, Access to Documents and Information. The Parties shall cooperate with each other in connection with resolving any indemnification Claims. Without limiting the generality of the foregoing, any Indemnified Party who asserts an indemnification Claim pursuant to this Agreement shall provide to the Indemnifying Party the right to inspect all reasonably requested documents, books, records and other information relevant to the indemnification Claim and reasonably required to evaluate such indemnification Claim that are in the possession of the Indemnified Party or its Affiliates; provided, however, that such right to inspect or access would not reasonably be expected to jeopardize or violate any attorney-client or other applicable legal privilege, applicable Law or Contract or other confidentiality obligations.

ARTICLE XII

General Provisions.

12.1 Expenses; Transfer Taxes. Whether or not the transactions contemplated herein shall be consummated, except as otherwise expressly provided herein, the Parties shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein. All transfer, documentary, sales, use, stamp, registrations and other such taxes applicable to, imposed upon or arising out of the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by Buyer; provided, however, that with respect to real property Transfer Taxes associated with the assignment of the Lease Agreement, Buyer shall not be required to pay more than $100,000 (and, if such real estate Transfer Taxes exceed $100,000, then Seller shall pay the balance thereof).

12.2 Entire Agreement; No Third Party Beneficiaries; Amendment. This Agreement and the other Transaction Documents and the Exhibits and Schedules thereto, embodies all of the representations, warranties and agreements of the Parties with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be amended, modified, waived, discharged or orally terminated except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

12.3 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.4 Waiver. Any Party to this Agreement may, by written notice to the other Parties, waive any provision of this Agreement from which such Party is entitled to receive a benefit. The waiver by any Party hereto of a breach by another Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other Party of such provision or any other provision of this Agreement.

12.5 Public Announcements. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any agreements contemplated hereby or their contents or the transactions contemplated hereby or thereby shall be made by any Party or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other Parties as to form, content, timing and manner of distribution or publication. On and after the Closing Date, each Party shall maintain confidential the terms and provisions of this Agreement and the agreements contemplated hereby and the terms of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 12.5 shall prevent any Party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by applicable Law or the rules of any stock exchange (in which case the disclosing Party will provide the other Party with the opportunity to review and comment in advance of the disclosure); (b) disclosing this Agreement or any of the agreements contemplated hereby or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives and agents of such Party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such Party and its Affiliates, and (iii) any Governmental Authority in order to provide notice, transfer any permits or licenses or obtain such Government Authorities consent in order to consummate the transaction contemplated by this Agreement; (c) disclosing the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any applicable securities Laws; or (d) enforcing its rights hereunder.

12.6 Successors and Assigns. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Parties; provided, however, Buyer may, upon written notice to Seller, assign this Agreement in whole or in part to any Affiliate of Buyer, provided that such assignment shall not relieve Buyer of its obligations hereunder. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the Parties and their respective legal representatives, heirs, legatees, successors and assigns.

12.7 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, including, but not limited to Section 7.5, in addition to any other remedy to which they are entitled at law or in equity, in each case subject to the limitations set forth in this Agreement.

12.8 Notice. All notices or other communications required or permitted hereunder shall be in writing and in English and shall be delivered personally or sent by registered or certified mail, by reputable overnight delivery or courier or by electronic mail or facsimile transmission, addressed as follows:

To Buyer:	ImmunityBio, Inc.
2040 E. Mariposa Avenue
El Segundo, CA 90245
Attn: Richard Adcock, CEO and President
Email: Richard.Adcock@ImmunityBio.com

With a copy to:	Olshan Frome Wolosky LLP
(which shall not constitute notice)	1325 Avenue of the Americas
New York, New York 10019
Attn: Kenneth M. Silverman
Facsimile No.: (212) 451-2222
Email: ksilverman@olshanlaw.com

To Seller:	Athenex, Inc.
Conventus Building
1001 Main Street, Suite 600
Buffalo, NY 14203
Attn: Legal Department
Email: legal-agreements@athenex.com

With a copy to:	Harter Secrest & Emery LLP
(which shall not constitute notice)	1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Attn: Alexander R. McClean
Facsimile No.: (585) 232-2152
E-mail: amcclean@hselaw.com

and in any case at such other address as the advisee shall have specified by written notice. Notice of change of address shall be effective only upon receipt thereof. All such other notices and communications shall be deemed effective (a) if by personal delivery, upon receipt, (b) if by registered or certified mail, on the seventh Business Day after the date of mailing thereof, (c) if by reputable overnight delivery or courier, on the first Business Day after the date of mailing or (d) if by electronic mail or facsimile transmission, immediately upon receipt of a transmission confirmation, provided notice is sent on a Business Day between the hours of 9:00 a.m. and 5:00 p.m., recipient’s time, but if not then upon the following Business Day.

12.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts-of-laws principles that would require application of any other law.

12.11 Jurisdiction. Each Party hereby (a) agrees that any Proceeding in connection with or relating to this Agreement, any agreement contemplated hereby or any matters contemplated hereby or thereby, shall be brought in a court of competent jurisdiction located in New Castle County in the State of Delaware, whether a state or federal court; (b) agrees that in connection with any such Proceeding, such Party shall consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 12.11 and to service of process upon it in accordance with the rules and statutes governing service of process; and (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum. None of the Parties shall, and each Party shall cause its Affiliates not to, file, initiate or bring, or participate in, any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby in or before any Governmental Authority other than that specified in clause (a) of this Section 12.11.

12.12 Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. The term “or” has the inclusive meaning represented by the phrase “and/or.” Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” mean United States Dollars. Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof. The Article, Section, paragraph, Exhibit and Schedule headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

SELLER:

ATHENEX, INC.

By:	/s/ Jeffrey Yordon
Name:	Jeffrey Yordon
Title:	Chief Operating Officer and President—Athenex Pharmaceutical Division

[Signature Page to Asset Purchase Agreement]

BUYER:

IMMUNITYBIO, INC.

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer and President

[Signature Page to Asset Purchase Agreement]

SCHEDULES

Schedules:

Schedule 1.1	—	Knowledge Parties
Schedule 2.1(a)	—	Leased Manufacturing Equipment
Schedule 2.1(b)	—	Owned Personal Property
Schedule 2.1(d)	—	Assigned Contracts
Schedule 2.1(e)	—	Seller’s Rights to Deposits and Prepayments
Schedule 5.2(c)	—	Seller Required Consents
Schedule 5.3(a)	—	Title to Owned Personal Property
Schedule 5.4(a)	—	Leased Real Property; Leases
Schedule 5.4(b)		Events Affecting Costs
Schedule 5.4(e)		Contractors
Schedule 5.5	—	Insurance
Schedule 5.6	—	Facility Governmental Authorizations
Schedule 5.8(a)	—	Environmental Matters
Schedule 5.8(b)		Environmental Reports
Schedule 5.9	—	Litigation
Schedule 5.10	—	Breaches or Defaults Under Assigned Contracts
Schedule 5.11(c)	—	Facility Employee Proceedings
Schedule 5.14	—	Benchmark Items
Schedule 7.2		Design-Builder and Architect
Schedule 8.5	—	List of Material Consents